Exhibit (d)(40)

FORM OF AMENDED AND RESTATED EXHIBIT A TO THE AMENDED AND

RESTATED EXPENSE REIMBURSEMENT AGREEMENT BETWEEN NORTHERN

FUNDS, NORTHERN TRUST INVESTMENTS, INC. AND THE NORTHERN TRUST

COMPANY OF CONNECTICUT

Intending to be legally bound, the undersigned hereby amend and restate Exhibit A to the

aforesaid Agreement to include the following investment portfolio as of             , 2013:

Name of Fund	Total Annual Net Fund Operating Expenses	Initial Term
	(expressed as a percentage of each Fund’s average daily net assets)
Multi-Manager Emerging Markets Debt Opportunity Fund	0.93%	, 2013 – , 2014

NORTHERN FUNDS	THE NORTHERN TRUST COMPANY OF CONNECTICUT

By:	By:
Name:	Name:
Title:	Title

NORTHERN TRUST INVESTMENTS, INC.

By:
Name:
Title: